Exhibit 99.1

American Financial Group Elects New Executive Officers

CINCINNATI, Ohio - January 18, 2005 -- American Financial Group, Inc. (NYSE; Nasdaq: AFG) announced today that its Board of Directors has elected Carl H. Lindner III and S. Craig Lindner Co-Chief Executive Officers, succeeding Carl H. Lindner, who will continue to serve American Financial as Chairman of the Board. This move implements the Company's executive succession plan announced in August 2004.

At the same time, American Financial named Keith A. Jensen as the Company's chief financial officer, succeeding Senior Vice President and Treasurer Fred J. Runk, who previously announced his plans to retire in March.

S. Craig Lindner, 49, has served as Co-President of AFG since 1996 and is also President and a director of Great American Financial Resources, Inc., an 82%-owned subsidiary, and American Money Management Corporation, a subsidiary that provides investment services to the Company and its affiliates.

Carl H. Lindner III, 51, has served as Co-President of AFG since 1996 and is also President of Great American Insurance Company. He has been primarily responsible for the Company's property and casualty insurance operations for over fifteen years.

Keith A. Jensen, an AFG Senior Vice President, also serves as Executive Vice President and Chief Financial Officer of Great American Insurance Company. Mr. Jensen, 53, has been with AFG and its subsidiaries since 1997 in various executive capacities. He was a partner with Deloitte & Touche LLP for over eleven years prior to joining AFG.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

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Contact:	Sandra W. Heimann	Web Sites:	www.afginc.com
	Vice President		www.GreatAmericanInsurance.com
(513) 579-2121

Anne N. Watson
Vice President
(513) 579-6652